No. 1464191
編號

CERTIFICATE OF CHANGE OF NAME
公 司 更 改 名 稱 證 書

* * *

I hereby certify that
本 人 謹 此 證 明

EVER ALLIANCE INTERNATIONAL LIMITED
恆聯國際有限公司

having by special resolution changed its name, is now incorporated under the
已 藉 特 別 決 議 更 改 其 名 稱 ， 該 公 司 根 據

Companies Ordinance (Chapter 32 of the Laws of Hong Kong) in the name of
《 公 司 條 例 》（香 港 法 例 第 32 章） 註 冊 的 名 稱 現 為

EVER FULL LOGISTICS LIMITED
永茂物流有限公司

Issued on 25 June 2010.
本 證 書 於 二 〇 一 〇 年 六 月 二 十 五 日 發 出 。

Ms Ada L L CHUNG
....
Registrar of Companies
Hong Kong
香港公司註冊處處長鍾麗玲

Note 註：
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。